Exhibit 99

For Immediate Release

Contact:
Dana C. Gavenda, President and Chief Executive Officer
(585) 223-9080

            FSB COMMUNITY BANKSHARES, INC. TO BEGIN TRADING UNDER THE
                                 SYMBOL "FSBC"

Fairport, New York, August 14, 2007 - FSB Community Bankshares, Inc. (the "Company"), the mid-tier holding company for Fairport Savings Bank, announced today that its common stock would begin trading on Wednesday, August 15, 2007 on the Over the Counter Bulletin Board under the symbol "FSBC".

     The Company completed its offering on August 10, 2007, and sold 838,950 shares of its common stock, which represents 47% of its total outstanding shares, to subscribers at a price of $10.00 per share. The Company also issued 946,050 shares, which represents 53% of its total outstanding shares, to FSB Community Bankshares, MHC, the Company's mutual holding company parent. The offering was completed at the minimum of the offering range.

     Subscribers may obtain their allocations by contacting the Company's Stock Information Center weekdays between the hours of 9:00 a.m. and 4:00 p.m. at
(866) 818-9961.

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